Exhibit 99.1

STERIS Announces Financial Results for Fiscal 2017 Fourth Quarter and Full Year

•    Full year revenue increases 17% to $2.6 billion

•    Divestitures reduce as reported fourth quarter results

•    Fourth quarter constant currency organic revenue increases 7%

•    Margin expansion continues, benefiting from strategic initiatives

LEICESTER, U.K. - (May 9, 2017) - STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2017 fourth quarter ended March 31, 2017. Fiscal 2017 fourth quarter revenue declined 1% to $681.2 million compared with $690.3 million in the fourth quarter of fiscal 2016 due to the impact of divested businesses and foreign currency movements. Constant currency organic revenue grew 7% in the fourth quarter of fiscal 2017. This measure excludes the impact of acquisitions, divestitures and foreign currency (see Non-GAAP Financial Measures). For the full fiscal year, revenue increased 17% to $2.6 billion, compared with $2.2 billion in fiscal 2016, or 5% on a constant currency organic basis.

“We are pleased to end this fiscal year on a high note,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “We expect solid results in fiscal 2018, as our strategic initiatives continue to drive improvement in both gross margins and operating margins, as well as strong cash generation. For fiscal 2018, constant currency organic revenue growth is anticipated to be in the range of 4-5%, and we look forward to our sixth consecutive year of record adjusted earnings.”

Fourth Quarter and Full Year 2017 Operating Results

As reported, net income for the fourth quarter was $26.1 million, or $0.31 per diluted share, compared with net income of $57.7 million, or $0.67 per diluted share in the fourth quarter of fiscal 2016. Adjusted net income (see Non-GAAP Financial Measures) for the fourth quarter of fiscal 2017 was $94.7 million, or $1.11 per diluted share, compared with adjusted net income for the previous year’s fourth quarter of $77.9 million or $0.90 per diluted share. As reported, full year net income was $110.0 million, or $1.28 per diluted share, compared with $110.8 million, or $1.56 per diluted share in fiscal 2016. Adjusted net income was $323.5 million, or $3.76 per diluted share, compared with adjusted net income of $241.5 million, or $3.39 per diluted share in fiscal 2016.

Fourth Quarter Segment Results

As reported, Healthcare Products revenue grew 5% in the quarter to $351.4 million compared with $333.8 million in the fourth quarter of fiscal 2016, driven by 12% growth in capital equipment and a 4% increase in service revenue, which were somewhat offset by a 4% decline in consumable revenue as a result of divestitures. Constant currency organic revenue grew 7% in the fourth quarter of fiscal 2017. Healthcare Products reported operating income of $74.6 million compared with $60.1 million in last year’s fourth quarter. The increase in profitability was primarily due to the increase in volume and improvement in gross margins.

Healthcare Specialty Services fourth quarter revenue as reported decreased 21% to $126.0 million compared with $159.3 million in the fourth quarter of fiscal 2016, primarily due to divestures. Constant currency organic revenue increased 8%. Healthcare Specialty Services operating income was $5.7 million compared with $7.0 million in last year’s fourth quarter, primarily due to the impact of divestitures and foreign currency movements.

Fiscal 2017 fourth quarter revenue as reported for Applied Sterilization Technologies increased 5% to $115.7 million compared with $110.4 million in the same period last year. Constant currency organic revenue increased 10%. Segment operating income increased to $39.2 million in the fourth quarter of fiscal 2017 compared with operating income of $38.4 million in the same period last year, as the increase in volume and cost savings from the combination with Synergy Health were largely offset by foreign currency movements.

Life Sciences fourth quarter revenue as reported increased 1% to $86.3 million compared with $85.5 million in the fourth quarter of fiscal 2016, driven by consumable revenue growth of 5% offset by a 2% decline in capital equipment revenue and a 1% decline in service revenue. Constant currency organic revenue increased 2%. Life Sciences operating income was $25.8 million, down from $27.0 million in the prior year’s fourth quarter, primarily due to increased spending on research and development and mix within capital equipment revenue.

Cash Flow

Net cash provided by operations for the full year fiscal 2017 was $424.1 million, compared with $254.7 million in fiscal 2016. Free cash flow (see Non-GAAP Financial Measures) for fiscal 2017 was $256.0 million compared with $129.1 million in the prior year. The increase in free cash flow is primarily due to higher cash from operations and a reduction in acquisition-related cash payments.

Dividend Announcement

STERIS’s Board of Directors has authorized a quarterly interim dividend of $0.28 per share. The dividend is payable June 29, 2017 to shareholders of record at the close of business on June 7, 2017.

Outlook

STERIS expects fiscal 2018 as reported revenues to decline 2-3% compared with as reported fiscal 2017 revenue, due to the impact of divested businesses and foreign currency movements. Based on twelve month forward rates, changes in foreign currency are expected to reduce revenue by approximately $15 million. Constant currency organic revenue growth is anticipated to be in the range of 4-5%. Adjusted net earnings per diluted share are anticipated to be in the range of $3.96 – $4.09 for the full fiscal year. Included in that earnings range is approximately $46 million in net interest expense for fiscal 2018, reflecting a shift from floating rate debt to fixed rate debt, and an adjusted effective tax rate in the range of 25-26%.

Fiscal 2018 free cash flow is anticipated to be approximately $280.0 million. Capital expenditures are anticipated to be approximately $180.0 million, reflecting continued facility expansions, integration of IT systems, new product development and general maintenance for existing facilities.

Conference Call

As previously announced, STERIS management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-877-317-6789 in the United States or 1-412-317-6789 internationally, and asking to join the conference call for STERIS plc.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. Eastern time today, either over the Internet at www.steris-ir.com or via phone. To access the replay of the call, please use the access code 10103045 and dial 1-877-344-7529 in the United States or 1-412-317-0088 internationally.

About STERIS

STERIS’s mission is to help our Customers create a healthier and safer world by providing innovative healthcare and life science product and service solutions around the globe. For more information, visit www.steris.com.

Investor Contact:

Julie Winter, Director, Investor Relations

Julie_Winter@steris.com

+1 440 392 7245

Media Contact:

Stephen Norton, Senior Director, Corporate Communications

Stephen_Norton@steris.com

+1 440 392 7482

Non-GAAP Financial Measures

Adjusted net income, free cash flow and constant currency organic revenue are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results. Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. The Company believes that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income excludes the amortization of intangible assets acquired in business combinations, acquisition-related transaction costs, integration costs related to acquisitions, and certain other unusual or non-recurring items. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net capital expenditures, plus proceeds from the sale of property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in foreign currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in foreign currency exchange rates is calculated by translating current year results at prior year average foreign currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourage investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Forward-Looking Statements

This release and the conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described in STERIS’s securities filings, including Item 1A of STERIS’s Annual Report on Form 10-K for the year ended March 31, 2016. Many of these important factors are outside of STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products are summaries only and should not be considered the specific terms of the product clearance or literature. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized.

Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) STERIS’s ability to meet expectations regarding the accounting and tax treatments of the Combination (the “Combination”) with STERIS Corporation and Synergy Health plc (“Synergy”), (b) the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in connection with the Combination within the expected time-frames or at all and to successfully integrate the operations of the companies, (c) the integration of the operations of the companies being more difficult, time-consuming or costly than expected, (d) operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) being greater than expected following the transaction, (e) the retention of certain key employees of Synergy being difficult, (f) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including, changes in tax laws that would result in STERIS being treated as a domestic corporation for United States federal tax purposes, (g) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, (h) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (i) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation those relating to FDA warning notices or letters, government investigations, the outcome of any pending FDA requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product introductions, affect the production and marketing of existing products or services or otherwise affect STERIS’s performance, results, prospects or value, (j) the potential of international unrest, economic downturn or effects of currencies, tax assessments, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (k) the possibility of reduced demand, or reductions in the rate of growth in demand, for STERIS’s products and services, (l) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with STERIS’s businesses, industry or initiatives including, without limitation, those matters described in STERIS’s 10-K for the year ended March 31, 2016 and other securities filings, may adversely impact STERIS’s performance, results, prospects or value, (m) the impact on STERIS and its operations of the “Brexit” or the exit of other member countries from the EU, (n) the impact on STERIS and its operations of any legislation, regulations or orders, including but not limited to any new trade or tax legislation, regulations or orders, that may be implemented by the new U.S. administration or Congress, or of any responses thereto, (o) the possibility that anticipated financial results or benefits of recent acquisitions, including the Combination, or of STERIS’s restructuring efforts, or of recent divestitures will not be realized or will be other than anticipated and (p) the effects of the contractions in credit availability, as well as the ability of STERIS’s Customers and suppliers to adequately access the credit markets when needed.

STERIS plc

Consolidated Condensed Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$681,189	$690,277	$2,612,756	$2,238,764
Cost of revenues	401,064	426,388	1,587,124	1,342,964
Cost of revenues—Restructuring	—	—	—	319

Cost of revenues, net	401,064	426,388	1,587,124	1,343,283

Gross profit	280,125	263,889	1,025,632	895,481
Operating expenses:
Selling, general, and administrative	205,743	150,097	680,069	626,710
Goodwill impairment loss	—	—	58,356	—
Research and development	15,761	14,310	59,397	56,664
Restructuring expense	(5)	156	215	(820)

Total operating expenses	221,499	164,563	798,037	682,554

Income from operations	58,626	99,326	227,595	212,927
Non-operating expense, net	11,291	10,847	42,949	41,043
Income tax expense	21,270	30,610	74,015	60,299

Net income	$26,065	$57,869	$110,631	$111,585
Net (loss) income attributable to noncontrolling interest	(78)	129	666	822

Net income attributable to shareholders	$26,143	$57,740	$109,965	$110,763

Earnings per common share (EPS) data:
Basic	$0.31	$0.67	$1.29	$1.57

Diluted	$0.31	$0.67	$1.28	$1.56

Cash dividends declared per share outstanding	$0.28	$0.25	$1.09	$0.98
Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	84,934	85,907	85,473	70,698
Diluted number of shares outstanding	85,529	86,367	86,094	71,184

STERIS plc

Consolidated Condensed Balance Sheets

(In thousands)

	March 31,	March 31,
	2017	2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$282,918	$248,841
Accounts receivable, net	483,451	471,523
Inventories, net	197,837	192,792
Other current assets	53,596	59,369

Total Current Assets	1,017,802	972,525
Property, plant, and equipment, net	915,908	1,064,319
Goodwill and intangible assets, net	2,956,190	3,279,942
Other assets	34,555	29,630

Total Assets	$4,924,455	$5,346,416

Liabilities and Equity
Current liabilities:
Accounts payable	$133,479	$139,572
Other current liabilities	248,104	261,034

Total Current Liabilities	381,583	400,606
Long-term debt	1,478,361	1,567,796
Other liabilities	254,478	339,122
Equity	2,810,033	3,038,892

Total Liabilities and Equity	$4,924,455	$5,346,416

STERIS plc

Segment Data

Financial information for each of the segments is presented in the following table. The accounting policies for reportable segments are the same as those for the consolidated Company. Operating income (loss) for each segment is calculated as the segment’s gross profit less direct expenses and indirect cost allocations, which results in the full allocation of all distribution and research and development expenses, and the partial allocation of corporate costs. These allocations are based upon variables such as segment headcount and revenues. In addition, the Healthcare Products segment is responsible for the management of all but two manufacturing facilities and uses standard cost to sell products to the other segments. Corporate and other includes the gross profit and direct expenses of the Defense and Industrial business unit, as well as certain unallocated corporate costs related to being a publicly traded company and legacy pension and post-retirement benefits. Adjustments include acquisition related costs, amortization of acquired intangibles, restructuring costs and other charges that management believes may or may not recur with similar materiality or impact on operating income in future periods. Management believes that by adjusting for these items they gain better insight and greater transparency of the operating performance of the segments, thus aiding them in more meaningful financial trend analysis and operational decision making.

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
(In thousands)	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare Products	$351,419	$333,760	$1,260,878	$1,202,820
Healthcare Specialty Services	126,027	159,256	560,175	427,198
Life Sciences	86,328	85,456	327,276	295,970
Applied Sterilization Technologies	115,656	110,367	458,231	310,120

Total Reportable Segments	679,430	688,839	2,606,560	2,236,108
Corporate and Other	1,759	1,438	6,196	2,656

Total Segment Revenues	$681,189	$690,277	$2,612,756	$2,238,764

Segment Operating Income:
Healthcare Products	$74,557	$60,140	$224,522	$180,263
Healthcare Specialty Services	5,746	7,034	13,450	25,197
Life Sciences	25,812	27,018	96,983	85,466
Applied Sterilization Technologies	39,154	38,422	156,010	99,224

Total Reportable Segments	145,269	132,614	490,965	390,150
Corporate and Other	(7,061)	(2,908)	(14,433)	(11,488)

Total Segment Operating Income	$138,208	$129,706	$476,532	$378,662
Less: Adjustments
Goodwill impairment loss	—	—	58,356	—
Amortization of inventory and property “step up” to fair value	386	5,816	4,743	9,907
Amortization of acquired intangible assets	23,490	19,507	66,398	47,704
Acquisition and integration related charges	11,189	5,637	30,082	82,891
Loss (gain) on fair value adjustment of acquisition related contingent consideration	719	(736)	2,569	(736)
Net loss on divestiture of businesses	43,803	—	86,574	—
Settlement of pension obligation	—	—	—	26,470
Restructuring charges	(5)	156	215	(501)

Total operating income	$58,626	$99,326	$227,595	$212,927

STERIS plc

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Twelve Months Ended
	March 31,
	2017	2016
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$110,631	$111,585
Pension settlement expense	—	26,470
Pension contributions	—	(4,641)
Goodwill impairment loss	58,356	—
Non-cash items	312,302	147,143
Changes in operating assets and liabilities	(57,203)	(25,882)

Net cash provided by operating activities	424,086	254,675
Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(172,901)	(126,407)
Proceeds from sale of property, plant, equipment and intangibles	4,846	844
Proceeds from the sale of businesses	135,713	—
Purchases of investments	(6,356)	—
Acquisition of businesses, net of cash acquired	(65,557)	(604,021)

Net cash used in investing activities	(104,255)	(729,584)
Financing Activities:
Proceeds from issuance of long-term obligations	293,730	350,000
Payments on long-term obligations	(172,500)	(92,567)
(Payments) proceeds under credit facilities, net	(196,613)	369,451
Acquisition related contingent consideration	(9,918)	—
Deferred financing fees and debt issuance costs	(1,073)	(5,169)
Repurchases of shares	(97,509)	(14,369)
Cash dividends paid to shareholders	(93,193)	(65,203)
Stock option and other equity transactions, net	4,955	11,240
Proceeds from issuance of equity to minority shareholders	5,022	625
Excess tax benefit from share-based compensation	—	6,281

Net cash provided by financing activities	(267,099)	560,289
Effect of exchange rate changes on cash and cash equivalents	(18,655)	(4,228)

Increase (decrease) in cash and cash equivalents	34,077	81,152
Cash and cash equivalents at beginning of period	248,841	167,689

Cash and cash equivalents at end of period	$282,918	$248,841

The following table presents a financial measure which is considered to be “non-GAAP financial measures” under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to fund future debt principal repayments, growth outside of core operations, repurchase shares, and pay cash dividends. STERIS’s calculation of free cash flow may vary from other companies.

	Twelve Months Ended
	March 31,
	2017	2016
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:
Cash flows from operating activities	$424,086	$254,675
Purchases of property, plant, equipment, and intangibles, net	(172,901)	(126,407)
Proceeds from the sale of property, plant, equipment, and intangibles	4,846	844

Free Cash Flow	$256,031	$129,112

Twelve Months Ended
March 31,
2018
(Outlook)*
Calculation of free cash flow for outlook:
Cash flows from operating activities	$460,000
Purchases of property, plant, equipment, and intangibles, net	(180,000)

Free Cash Flow	$280,000

*	All amounts are estimates.

STERIS plc

Non-GAAP Financial Measures

(In thousands, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provide the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

	Three months ended March 31, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP growth	Organic growth	Constant currency organic growth
	2017	2016	2017	2016	2017	2017	2017	2017
Segment Revenues:
Healthcare Products	$351,419	$333,760	$6,302	$(9,604)	$(2,962)	5.3%	6.5%	7.4%
Healthcare Specialty Services	126,027	159,256	—	(38,834)	(4,000)	-20.9%	4.7%	8.0%
Life Sciences	86,328	85,456	—	—	(777)	1.0%	1.0%	1.9%
Applied Sterilization Technologies	115,656	110,367	—	(2,956)	(2,413)	4.8%	7.7%	9.9%
Corporate and Other	1,759	1,438	—	—	—	22.3%	22.3%	22.3%

Total	$681,189	$690,277	$6,302	$(51,394)	$(10,152)	-1.3%	5.6%	7.2%

	Twelve months ended March 31, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP growth	Organic growth	Constant currency organic growth
	2017	2016	2017	2016	2017	2017	2017	2017
Segment Revenues:
Healthcare Products	$1,260,878	$1,202,820	$39,727	$(22,094)	$(10,489)	4.8%	3.4%	4.3%
Healthcare Specialty Services	560,175	427,198	179,740	(58,414)	(7,475)	31.1%	3.2%	5.2%
Life Sciences	327,276	295,970	22,015	—	(3,324)	10.6%	3.1%	4.3%
Applied Sterilization Technologies	458,231	310,120	135,677	(4,958)	(4,008)	47.8%	5.7%	7.0%
Corporate and Other	6,196	2,656	1,220	—	—	133.4%	87.4%	87.4%

Total	$2,612,756	$2,238,764	$378,379	$(85,466)	$(25,296)	16.7%	3.8%	4.9%

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in foreign currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in foreign currency exchange rates is calculated by translating current year results at prior year average foreign currency exchange rates.

	Three months ended March 31, (unaudited)
	Gross Profit		Income from Operations		Net income attributable to shareholders*		Diluted EPS
	2017	2016	2017	2016	2017	2016	2017	2016
GAAP	$280,125	$263,889	$58,626	$99,326	$26,143	$57,740	$0.31	$0.67
Adjustments:
Amortization of inventory and property “step up” to fair value	641	5,796	386	5,816
Amortization and impairment of purchased intangible assets	17	—	23,490	19,507
Acquisition and integration related charges	553	1,441	11,189	5,637
Loss (gain) on fair value adjustment of acquisition related contingent consideration	—	—	719	(736)
Net loss on divestiture of businesses	—	—	43,803	—
Restructuring charges	—	—	(5)	156
Net impact of adjustments after tax					68,507	20,144
Net EPS impact							0.80	0.23

Adjusted	$281,336	$271,126	$138,208	$129,706	$94,650	$77,884	$1.11	$0.90

	Twelve months ended March 31, (unaudited)
	Gross Profit		Income from Operations		Net income attributable to shareholders*		Diluted EPS
	2017	2016	2017	2016	2017	2016	2017	2016
GAAP	$1,025,632	$895,481	$227,595	$212,927	$109,965	$110,763	$1.28	$1.56
Adjustments:
Amortization of inventory and property “step up” to fair value	6,580	9,826	4,743	9,907
Amortization and impairment of purchased intangible assets	33	—	66,398	47,704
Acquisition and integration related charges	1,589	2,979	30,082	82,891
Loss (gain) on fair value adjustment of acquisition related contingent consideration	—	—	2,569	(736)
Net loss on divestiture of businesses	—	—	86,574	—
Settlement of pension obligation	—	—	—	26,470
Goodwill impairment loss	—	—	58,356	—
Restructuring charges	—	319	215	(501)
Net impact of adjustments after tax					213,498	130,394
Net EPS impact							2.48	1.83

Adjusted	$1,033,834	$908,605	$476,532	$378,662	$323,463	$241,157	$3.76	$3.39

*	The tax expense (benefit) includes both the current and deferred income tax impact of the adjustments.

FY 2018 Outlook

Twelve Months Ended
March 31, 2018
(Outlook)**
Net Income per diluted share	$3.25-$3.38
Amortization of inventory and property “step up” to fair value	0.02
Amortization and impairment of purchased intangible assets	0.61
Acquisition and integration related charges	0.08

Adjusted net income per diluted share	$3.96-$4.09

**	All amounts are estimates.

STERIS plc

Non-GAAP Financial Measures—Prior Periods

(In thousands, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provide the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

	Three months ended June 30, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP growth	Organic growth	Constant currency organic growth
	2016	2015	2016	2015	2016	2016	2016	2016
Segment Revenues:
Healthcare Products	$281,298	$261,086	$11,669	$—	$(1,293)	7.7%	3.3%	3.8%
Healthcare Specialty Services	157,888	68,241	86,553	—	(20)	131.4%	4.5%	4.6%
Life Sciences	81,189	56,772	14,056	—	(382)	43.0%	18.3%	18.9%
Applied Sterilization Technologies	116,573	53,689	59,093	—	(71)	117.1%	7.1%	7.2%
Corporate and Other	1,430	114	1,220	—	—	1154.4%	84.2%	84.2%

Total	$638,378	$439,902	$172,591	$—	$(1,766)	45.1%	5.9%	6.3%

	Three months ended September 30, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP growth	Organic growth	Constant currency organic growth
	2016	2015	2016	2015	2016	2016	2016	2016
Segment Revenues:
Healthcare Products	$304,797	$291,724	$12,917	$(2,699)	$(2,124)	4.5%	1.0%	1.7%
Healthcare Specialty Services	142,775	70,565	69,570	—	(1)	102.3%	3.7%	3.7%
Life Sciences	81,485	71,040	6,199	—	(1,060)	14.7%	6.0%	7.5%
Applied Sterilization Technologies	115,601	55,839	58,015	—	(2)	107.0%	3.1%	3.1%
Corporate and Other	1,757	729	—	—	—	141.1%	141.1%	141.0%

Total	$646,415	$489,897	$146,701	$(2,699)	$(3,187)	32.0%	2.6%	3.2%

	Three months ended December 31, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP growth	Organic growth	Constant currency organic growth
	2016	2015	2016	2015	2016	2016	2016	2016
Segment Revenues:
Healthcare Products	$323,364	$316,251	$8,838	$(9,791)	$(4,109)	2.2%	2.6%	4.0%
Healthcare Specialty Services	133,485	129,135	23,617	(19,580)	(3,453)	3.4%	0.3%	3.4%
Life Sciences	78,274	82,702	1,760	—	(1,106)	-5.4%	-7.5%	-6.1%
Applied Sterilization Technologies	110,401	90,225	18,569	(2,001)	(1,518)	22.4%	4.1%	5.8%
Corporate and Other	1,250	375	—	—	—	233.3%	233.3%	233.3%

Total	$646,774	$618,688	$52,784	$(31,372)	$(10,186)	4.5%	1.1%	2.9%

STERIS plc

Unaudited Supplemental Financial Data

Fourth Quarter Fiscal 2017

For Periods Ending March 31, 2017 and 2016

	FY 2017	FY 2016	FY 2017	FY 2016
Total Company Revenues	Q4	Q4	YTD	YTD
Capital Equipment	$193,228	$175,928	$640,757	$614,002
Consumables	$139,896	$142,510	$558,593	$516,044
Service	$348,065	$371,839	$1,413,406	$1,108,718

Total Recurring	487,961	514,349	1,971,999	1,624,762

Total Revenues	$681,189	$690,277	$2,612,756	$2,238,764

United Kingdom Revenues	$53,479	$71,195	$229,603	$144,577
United Kingdom Revenues as a % of Total	8%	10%	9%	6%
United States Revenues	$477,267	$468,110	$1,803,457	$1,662,050
United States Revenues as a % of Total	70%	68%	69%	74%
International Revenues	$150,443	$150,972	$579,696	$432,137
International Revenues as a % of Total	22%	22%	22%	19%

Other Data	Q4	Q4	YTD	YTD
Healthcare Products Backlog	$109,692	$119,393	n/a	n/a
Life Sciences Backlog	53,178	45,281	n/a	n/a

Total Backlog	$162,870	$164,674	n/a	n/a
GAAP Income Tax Rate	44.9%	34.6%	40.1%	35.2%
Adjusted Income Tax Rate	25.5%	34.4%	25.2%	30.1%

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company’s most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.